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                                                         EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation be reference of our report dated February 24, 1995 (which report contains explanatory paragraphs regarding the confirmation of Hexcel Corporation's plan of reorganization, future compliance with certain financial ratio covenants of the revolving credit facility, and a change in accounting for postretirement benefits other than pensions and a change in accounting for income taxes) appearing in this Annual Report on Form 10-K for the year ended December 31, 1994, in Registration Statement No. 33-49478 on Form S-8 regarding the 1988 Management Stock Program.





DELOITTE & TOUCHE LLP
Oakland, California
March 24, 1995